Exhibit 10.9

AMENDMENT NUMBER TWO

to the

Servicer Advance Financing Facility Agreement

Dated as of August 28, 2003

by and between

NEW CENTURY MORTGAGE CORPORATION

and

CITIGROUP GLOBAL MARKETS REALTY CORP.

This AMENDMENT NUMBER TWO is made this 1st day of October, 2004 (“Amendment Number Two”), by and between NEW CENTURY MORTGAGE CORPORATION, a California corporation (the “Borrower”) and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation (the “Lender”), to the Servicer Advance Financing Facility Agreement, dated as of August 28, 2003 by and between the Borrower and the Lender, as amended (the “Agreement”).

RECITALS

WHEREAS, Borrower and Lender have agreed to amend the Agreement to reflect the reorganization of New Century Financial Corporation (“NCFC”) and New Century REIT, Inc., a Maryland corporation (“New Century REIT”), through the merger of NC Merger Sub, Inc., a wholly-owned subsidiary of New Century REIT, with and into NCFC, resulting in New Century REIT becoming the parent company of NCFC (the “REIT Conversion”) on October 1, 2004 (the “REIT Conversion Date”); and

WHEREAS, as a result of the REIT Conversion, NCFC is now known as New Century TRS Holdings, Inc. and New Century REIT is now known as New Century Financial Corporation; and

WHEREAS, Borrower and Lender hereby acknowledge that the Guarantor in respect of the Servicer Advance Financing Facility is New Century Financial Corporation (f/k/a New Century REIT); and

WHEREAS, this Amendment shall be effective as of the REIT Conversion Date; and

WHEREAS, as of the date of this Amendment Number Two, the Borrower represents to the Lender that it is in compliance with all of the representations and warranties and all of the affirmative and negative covenants set forth in the Agreement and is not in default under the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Effective as of October 1, 2004, Section 1 of the Agreement shall be hereby amended as follows:

(a) The definition of “Guarantor” shall be deleted in its entirety and replaced by the following:

“Guarantor” shall mean New Century Financial Corporation (f/k/a New Century REIT, Inc.).

(b) The definition of “One-Month LIBOR” shall be deleted in its entirety and replaced by the following:

“One-Month LIBOR” shall mean as of any date of determination, the rate per annum equal to the rate appearing at page 3750 of the Telerate Screen as one-month LIBOR on such day, and if such rate shall not be so quoted, the rate per annum at which the Lender is offered Dollar deposits at or about 11:00 a.m., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Loans are then being conducted for delivery on such day for a period of one month, and in an amount comparable to the amount of the Loans to be outstanding on such day. The Lender shall have the option, in its sole discretion, to reset One-Month LIBOR daily.

(c) The definition of “Quarterly Average Leverage Ratio” shall be deleted in its entirety.

SECTION 2. Effective as of October 1, 2004, Sections 5.9, 5.10, 5.11 and 5.22 of the Agreement shall be hereby deleted in their entirety and replaced with the following:

5.9 Net Worth. The Guarantor will at all times during each fiscal year maintain, on a consolidated basis, Tangible Net Worth of not less than the sum of (i) $750,000,000 and (ii) fifty percent (50%) of all subsequent equity capital raises as of the last day of each of its fiscal quarters.

5.10 Ratio of Total Indebtedness to Tangible Net Worth. The Guarantor will not permit its ratio of Total Indebtedness to Tangible Net Worth as of the last day of each fiscal quarter to be greater than 12:1.

5.11 Liquidity. At all times, the Guarantor has, on a consolidated basis, cash, Cash Equivalents and Overcollateralization in an amount of not less than $60,000,000.

5.22 Data Reporting. With respect to each Servicer Advance financed by the Lender pursuant to this Agreement, the Borrower will, on a monthly basis, provide to Lender (i) the Collateral Information as of the close of business within five (5) Business Days following the last day of the preceding collection period; and (ii) such other information as the Lender shall reasonably request.

SECTION 3. Effective as of October 1, 2004, the following subparagraph shall be added to Section 9.1 of the Agreement, immediately following the end of subparagraph (18):

(19) The Guarantor shall fail to maintain its status as a qualified real estate investment trust under Section 856 of the Internal Revenue Code of 1986, as amended.

SECTION 4. Representations. In order to induce the Lender to execute and deliver this Amendment Number Two, the Borrower hereby represents to the Lender that as of the date hereof, after giving effect to this Amendment Number Two, the Borrower is in full compliance with all of the terms and conditions of the Agreement and no Default or Event of Default has occurred thereunder.

SECTION 5. Additional Fees and Expenses. The Borrower agrees to pay to the Lender all additional fees and out of pocket expenses incurred by the Lender in connection with this Amendment Number Two and Amendment Number One to the Guaranty dated October 1, 2004 (“Amendment Number One”) (including all reasonable fees and out of pocket costs and expenses of the Lender’s legal counsel incurred in connection with this Amendment Number Two and Amendment Number One), in accordance with Section 14.2 of the Agreement.

SECTION 6. Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Agreement.

SECTION 7. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment Number Two need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

SECTION 8. Representations. The Borrower hereby represents to the Lender that as of the date hereof, the Borrower is in full compliance with all of the terms and conditions of the Agreement and no Default or Event of Default has occurred and is continuing under the Agreement.

SECTION 9. Governing Law. This Amendment Number Two shall be construed in accordance with the laws of the State of New York and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws without regard to conflict of laws doctrine applied in such state (other than Section 5-1401 of the New York General Obligations Law).

SECTION 10. Counterparts. This Amendment Number Two may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Lender and the Borrower have caused this Amendment Number Two to be executed and delivered by their duly authorized officers as of the day and year first above written.

CITIGROUP GLOBAL MARKETS REALTY CORP. (Lender)

By:	/s/ Evan Mitnick
Name:	Evan Mitnick
Title:	Director

NEW CENTURY MORTGAGE CORPORATION (Borrower)

By:	/s/ Kevin Cloyd
Name:	Kevin Cloyd
Title:	Executive Vice President